Free Writing Prospectus Filed Pursuant to Rule 433

Registration Statement No. 333-130584

June 22, 2006

Free Writing Prospectus

SLM Corporation
Medium Term Notes, Series A
Due 9 Months or Longer From the Date of Issue

Lead Manager:	RBC Capital Markets Corporation

Issuer:	SLM Corporation

Note Type:	Medium Term Notes, Series A
US MTN Program

Ratings:	A2/A

CUSIP:	78442F EB 0

USD Amount:	$25,000,000

Interest Rate:	6.850% per annum

Issue Price:	100%

Commissions:	0%

Net Proceeds (%):	100%

Net Proceeds ($):	$25,000,000

Pricing Date:	June 22, 2006

Closing Date:	July 7, 2006

Maturity Date:	July 7, 2036

Call:	Redeemable in whole or in part only on each Call Date, at the Issuer’s option.

Call Date:	The 25th of each January and July commencing July 25, 2011 with 10 business days prior written notice to the noteholders.

Redemption Price:	100%

Interest Payment Dates:	The 25th of each January and July during the term of the notes, with no adjustment to interest period end dates.

1st Payment Date:	January 25, 2007

Daycount:	30/360

Business Day Convention:	Following (New York)

Business Days:	New York

Minimum Denominations:	$1,000 and integral multiples thereof

Calculation Agent:	SLM Corporation

An affiliate of the underwriter has entered into a swap transaction in connection with the notes and has received compensation in connection with that transaction.

Obligations of SLM Corporation and its subsidiaries are not guaranteed by the full faith and credit of the United States of America. Neither SLM Corporation nor any of its subsidiaries is a government-sponsored enterprise or an instrumentality of the United States of America.

SLM Corporation has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling the issuer, toll free at 1-800-321-7179.